(202) 274-2000

March 17, 1997

Board of Directors
Harris Savings Bank
235 North Second Street
Harrisburg, PA  17101

          Re:  Harris Financial, Inc.
               Registration Statement on Form S-4

Gentlemen:

     We have served as special counsel for Harris Financial, Inc., a Delaware corporation, in connection with the registration under the Securities Act of 1933, of 2,910,000 shares of Common Stock, par value $0.01 per share of which 2,750,000 shares will be issued immediately and 160,000 shares underly options.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

     (1)  the shares of Common Stock have been duly authorized;

     (2) upon issuance, sale and delivery of the shares as contemplated in the Registration Statement, the shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the heading "Proposed Formation of Stock Holding Company--Legal
Opinion" in the Prospectus and Proxy Statement in the Registration Statement (and all amendments thereto) and to the filing of this opinion as Exhibit 5.1 thereto.

                         Very truly yours,,



                         /s/ Luse Lehman Gorman Pomerenk & Schick
                         ----------------------------------------
                         LUSE LEHMAN GORMAN POMERENK & SCHICK
                         A Professional Corporation

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